Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 190 to the Registration Statement on Form N–1A of Fidelity Summer Street Trust: Fidelity New Markets Income Fund of our report dated February 17, 2021, relating to the financial statements and financial highlights, which appear in the above referenced fund’s Annual Report to Shareholders on Form N-CSR for the year ended December 31, 2020.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 19, 2021